UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 5, 2006

NEENAH PAPER, INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware	001-32240	20-1308307
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification No.)

3460 Preston Ridge Road
Alpharetta, Georgia 30005
(Address of principal executive offices, including zip code)

(678) 566-6500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01  Entry into a Material Definitive Agreement

Neenah Paper, Inc. (the “Company”) today announced that on May 5, 2006, it and one of its subsidiaries, Neenah Paper Company of Canada, entered into a definitive agreement with Wagner Forest Management Limited (“Wagner”) to sell to Wagner approximately 500,000 acres of timberlands in Nova Scotia for $140 million, subject to normal closing conditions.  The parties to the sale agreement have made customary representations, warranties and covenants, including a covenant to take all actions reasonably necessary to consummate the transaction.  The Company is providing standard indemnification to Wagner for certain matters, including breach of any representation, warranty or covenant made by the Company.  The Company’s indemnification obligations for most representations end approximately 24 months after closing.

Net after-tax cash proceeds from the transaction are estimated to be approximately $120 million and would be received at closing, which is expected to occur by early in the third quarter. The transaction would result in an after-tax gain of approximately $80 million. Timing of the gain recognition is currently being evaluated.

Terms of the sale also include as a condition for closing that the parties enter into a stumpage agreement with a term of up to 15 years, providing the Company with an annual allotment of standing stumpage.  Harvesting of this stumpage will help ensure the Company’s Pictou pulp mill will continue to receive fiber for its operations and that the timberlands will continue to be managed in a responsible, sustainable manner.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Description of Exhibit
Exhibit 99.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEENAH PAPER, INC.
(Registrant)
Date: May 9, 2006	/s/ STEVEN S. HEINRICHS
Steven S. Heinrichs Senior Vice President, General Counsel and Secretary